                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

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Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Revised Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                  Textron Inc.
                (Name of Registrant as Specified In Its Charter)

                                  Textron Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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

                                 [Textron Logo]

                            ------------------------

                            NOTICE OF ANNUAL MEETING
                            ------------------------

To the Shareholders of Textron Inc.:

     The 2003 annual meeting of shareholders of Textron Inc. will be held on Wednesday, April 23, 2003, at 10:30 a.m. at the Rhode Island Convention Center, One Sabin Street, Providence, Rhode Island for the following purposes:

          1. To elect four directors in Class I for a term of three years in accordance with Textron's By-Laws (Item 1 on the proxy card).

          2. To approve an amendment to the Textron 1999 Long-Term Incentive Plan, which is RECOMMENDED by the Board of Directors (Item 2 on the proxy card).

          3. To ratify the appointment of Ernst & Young LLP as Textron's independent auditors for 2003, which is RECOMMENDED by the Board of Directors (Item 3 on the proxy card).

          4. To consider and act upon the shareholder proposal set forth in the accompanying proxy statement, which is OPPOSED by the Board of Directors (Item 4 on the proxy card).

          5. To transact any other business as may properly come before the meeting.

     You are entitled to vote all shares of common and preferred stock registered in your name at the close of business on February 28, 2003. If you attend the meeting and desire to vote in person, your proxy will not be used. If your shares are held in the name of your broker or bank and you wish to attend the meeting in person, you should request your broker or bank to issue you a proxy covering your shares.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. SHAREHOLDERS OF RECORD ALSO HAVE THE OPTION OF VOTING THEIR SHARES VIA THE INTERNET OR BY USING A TOLL-FREE TELEPHONE NUMBER. INSTRUCTIONS TO VOTE EITHER VIA THE INTERNET OR BY TELEPHONE ARE INCLUDED ON THE PROXY CARD.

     A list of shareholders entitled to vote at the 2003 annual meeting will be open to examination by any shareholder, for any purpose germane to the meeting, for ten days prior to the meeting at Textron's principal executive office, 40 Westminster Street, Providence, Rhode Island 02903.

                                            Sincerely,

                                            /s/ Lewis B. Campbell
                                            Lewis B. Campbell
                                            Chairman, President and Chief
                                            Executive Officer

Providence, Rhode Island
March 13, 2003

                                    CONTENTS

                                                              PAGE
                                                              ----
Proxy Statement.............................................    1
     General................................................    1
     Shareholders Who May Vote..............................    1
     Voting.................................................    1
     Savings Plan Participants..............................    1
     Revoking a Proxy.......................................    2
     Required Vote..........................................    2
     Costs of Proxy Solicitation............................    2
     Confidential Voting Policy.............................    2
     Attending the Meeting..................................    2
Election of Directors (ITEM 1 ON THE PROXY CARD)............    3
Security Ownership of Certain Beneficial Holders............    9
Security Ownership of Management............................   10
Report of the Audit Committee...............................   11
Report of the Organization and Compensation Committee on
  Executive Compensation....................................   12
Executive Compensation......................................   16
     Summary Compensation Table.............................   16
     Stock Option/SAR Grants in Last Fiscal Year............   18
     Aggregated Option/SAR Exercises in Last Fiscal Year and
      Fiscal Year-End Option
       and SAR Values.......................................   19
     Long-Term Incentive Plan Awards in Last Fiscal Year....   19
     Pension Plan Table.....................................   20
Performance Graph...........................................   23
Amendment to Textron 1999 Long-Term Incentive Plan (ITEM 2
  ON THE PROXY CARD)........................................   23
Ratification of Appointment of Independent Auditors (ITEM 3
  ON THE PROXY CARD)........................................   28
Shareholder Proposal (ITEM 4 ON THE PROXY CARD).............   28
Other Matters to Come Before the Meeting....................   30
Shareholder Proposals and Other Matters for 2004 Annual
  Meeting...................................................   30

                             YOUR VOTE IS IMPORTANT

     If you are a shareholder of record you can now vote your shares via the Internet or by using a toll-free telephone number by following the instructions on your proxy card. If voting by mail, please complete, date and sign your proxy card and return it as soon as possible in the enclosed postage-paid envelope.

                                  TEXTRON INC.

                                PROXY STATEMENT

GENERAL

     This proxy statement, which is being mailed on or about March 13, 2003, to each person entitled to receive the accompanying notice of annual meeting, is furnished in connection with the solicitation by the Board of Directors of Textron Inc. of proxies to be voted at the annual meeting of shareholders to be held on April 23, 2003, and at any adjournments thereof. Textron's principal executive office is located at 40 Westminster Street, Providence, Rhode Island 02903.

SHAREHOLDERS WHO MAY VOTE

     All shareholders of record at the close of business on February 28, 2003, will be entitled to vote. As of February 28, 2003, Textron had outstanding 136,011,718 shares of Common Stock; 119,064 shares of $2.08 Cumulative Convertible Preferred Stock, Series A; and 55,814 shares of $1.40 Convertible Preferred Dividend Stock, Series B (preferred only as to dividends), each of which is entitled to one vote with respect to each matter to be voted upon at the meeting. Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person.

VOTING

     All shareholders may vote by mail. Shareholders of record can also vote via the Internet or by using the toll-free telephone number listed on the proxy card. Internet and telephone voting information is provided on the proxy card. A control number, located on the lower right of the proxy card, is designated to verify a shareholders's identity and allow the shareholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the Internet or by telephone, please do not return a signed proxy card. Shareholders who hold their shares through a bank or broker can vote via the Internet or by telephone if these options are offered by the bank or broker.

     If voting by mail, please complete, sign, date and return your proxy card enclosed with the proxy statement in the accompanying postage-paid envelope. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

     If your shares are held in the name of your broker or bank and you wish to vote in person at the meeting, you should request your broker or bank to issue you a proxy covering your shares.

SAVINGS PLAN PARTICIPANTS

     If you are a participant in a Textron savings plan with a Textron stock fund as an investment option, the accompanying proxy card shows the number of shares allocated to your account under the plan. When you vote via the Internet or by telephone or your proxy card is returned properly signed, the plan trustee will vote your proportionate interest in the plan shares in the manner you direct, or if you vote by mail and make no direction, in proportion to directions received from the other plan participants (except for any shares allocated to your Tax Credit Account under the Textron Savings Plan, which will be voted only as you direct). All directions will be held in confidence.

REVOKING A PROXY

     Whether you vote by mail, via the Internet or by telephone, you may revoke your proxy at any time before it is voted by submitting a new proxy with a later date, voting via the Internet or by telephone at a later time, delivering a written notice of revocation to Textron's corporate secretary, or voting in person at the meeting.

REQUIRED VOTE

     A quorum is required to conduct business at the meeting. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions to your broker for shares owned by you but held in the name of your broker. Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker non-votes.

     The four nominees for director receiving the greatest number of votes at the meeting will be elected. Abstentions and broker non-votes are not counted for this purpose and will have no effect on the outcome of the election.

     Approval of the amendment to the Long-Term Incentive Plan, the ratification of the appointment of auditors and the shareholder proposal requires the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter. For this purpose, if you vote to "abstain" on a proposal, your shares will be treated as present and will have the same effect as if you voted against the proposal. Broker non-votes, however, are not counted for this purpose and have no effect on the outcome of the vote. All shareholders vote as one class.

COSTS OF PROXY SOLICITATION

     Textron pays all the cost of this solicitation of proxies. Textron will request that persons who hold shares for others, such as banks and brokers, solicit the owners of those shares and will reimburse them for their reasonable out-of-pocket expenses for those solicitations. In addition to solicitation by mail, Textron employees may solicit proxies by telephone, by electronic means and in person, without additional compensation for these services. Textron has hired D.F. King & Co., Inc., of New York, New York, a proxy solicitation organization, to assist in this solicitation process for a fee of $14,000, plus reasonable out-of-pocket expenses.

CONFIDENTIAL VOTING POLICY

     Under Textron's policy on confidential voting, individual votes of shareholders are kept confidential from Textron's directors, officers and employees, except for certain specific and limited exceptions. Comments of shareholders written on proxies or ballots are transcribed and provided to Textron's corporate secretary. Votes are counted by employees of Wachovia Bank, N.A., Textron's independent transfer agent and registrar, and certified by Inspectors of Election who are employees of Wachovia.

ATTENDING THE MEETING

     If your shares are held in the name of your bank or broker and you plan to attend the meeting, please bring proof of ownership with you to the meeting. A bank or brokerage account statement showing that you owned voting stock of Textron on February 28, 2003, is acceptable proof. If you are a shareholder of record, no proof is required.

                             ELECTION OF DIRECTORS

     The Board of Directors is composed of three classes of directors, designated Class I, Class II and Class III. One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified. It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote to elect Teresa Beck, Lewis B. Campbell, Lawrence K. Fish and Joe T. Ford to Class I. Each nominee presently serves as a director of Textron. Information is furnished below with respect to each nominee for election and each director continuing in office.

                             NOMINEES FOR DIRECTOR

                 CLASS I -- NOMINEES FOR TERMS EXPIRING IN 2006

[Photo of Teresa Beck]
                  TERESA BECK                                DIRECTOR SINCE 1996
                       Ms. Beck, 48, is the former President of American Stores
                  Company, one of the nation's largest food and drug retailers. She joined American Stores Company in 1982, became Senior Vice President of Finance and Assistant Secretary in 1989, Executive Vice President, Administration in 1992, Executive Vice President, Finance in 1994 and Chief Financial Officer in 1995 and served as President from 1998 until leaving the company in June 1999. Ms. Beck is a director of Albertson's, Inc., Lexmark International, Inc. and Questar Corporation.

--------------------------------------------------------------------------------

[Photo of Lewis B. Campbell]
LEWIS B. CAMPBELL                                            DIRECTOR SINCE 1994

     Mr. Campbell, 56, is Chairman, President and Chief Executive Officer of
                  Textron. He joined Textron in 1992 as Executive Vice President and Chief Operating Officer, became President and Chief Operating Officer in 1994, assumed the title of Chief Executive Officer and relinquished the title of Chief Operating Officer in July 1998, assumed the title of Chairman and relinquished the title of President in February 1999, and reassumed the title of President in September 2001. Prior to joining Textron he was a Vice President of General Motors Corporation and General Manager of its GMC Truck Division. Mr. Campbell is a director of Bristol Myers Squibb Co. and Allegheny Energy, Inc., and Chairman of the Business Roundtable's Health and Retirement Task Force.

--------------------------------------------------------------------------------

[Photo of Lawrence K. Fish]
LAWRENCE K. FISH                                             DIRECTOR SINCE 1999

     Mr. Fish, 58, is Chairman, President and Chief Executive Officer of
                  Citizens Financial Group, Inc., a multi-state bank holding company headquartered in Providence, Rhode Island, a position he has held since joining the bank in 1992. He is a director of the Royal Bank of Scotland Group, a member of the Board of Trustees of The Brookings Institution and a director of the Federal Reserve Bank of Boston. He was the founding Chairman of the Rhode Island Commission for National and Community Service and is an overseer of the Boston Symphony Orchestra, a director of Boston's Dimock Community Health Center, and a trustee of Drake University.

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[Photo of Joe T. Ford]
JOE T. FORD                                                  DIRECTOR SINCE 1998

     Mr. Ford, 65, is Chairman of the Board of ALLTEL Corporation, a
                  telecommunications and information services company. He was named President of ALLTEL upon its formation in 1983 from a merger between Allied Telephone Company and Mid-Continent Telephone Corporation, became Chief Executive Officer in 1987, assumed the title of Chairman in 1991 and retired as the Chief Executive Officer in July 2002. Mr. Ford is a director of The Dial Corporation and the Stephens Group, Inc.

--------------------------------------------------------------------------------
                        CLASS II -- TERMS EXPIRE IN 2004

[Photo of R. Stuart

Dickson]
R. STUART DICKSON                                            DIRECTOR SINCE 1984

     Mr. Dickson, 73, was Chairman of the Board of Ruddick Corporation, a
                  diversified holding company with interests in industrial sewing thread and regional supermarkets, from 1968 until 1994. Mr. Dickson currently serves as Chairman of the Ruddick Executive Committee. Mr. Dickson is a director of Ruddick Corporation and Dimon Incorporated. He is Chairman Emeritus of the Charlotte-Mecklenburg Hospital Authority.

--------------------------------------------------------------------------------

[Photo of John D. Macomber]
                  JOHN D. MACOMBER                           DIRECTOR SINCE 1993
                       Mr. Macomber, 75, is Principal of JDM Investment Group, a
                  private investment firm. He joined the firm as Principal in 1992. He served as Chairman and President of the Export-Import Bank of the United States from 1989 to 1992. Mr. Macomber was Chairman and Chief Executive Officer of Celanese Corporation, a diversified chemical company, from 1973 to 1986. He was Senior Partner of McKinsey & Co. from 1954 to 1973. Mr. Macomber is a director of Lehman Brothers Holdings Inc., Mettler-Toledo International Inc. and Sovereign Specialty Chemicals. Mr. Macomber is Chairman of the Council for Excellence in Government, Vice Chairman of The Atlantic Council of the United States and a trustee of the Carnegie Institute of Washington and The Folger Library. He is a director of the National Campaign to Prevent Teen Pregnancy and the Smithsonian National Board.

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[Photo of Lord Powell]
                  LORD POWELL OF BAYSWATER KCMG              DIRECTOR SINCE 2001
                       Lord Powell, 61, was Private Secretary and advisor on
                  foreign affairs and defence to British Prime Ministers Lady Margaret Thatcher and John Major from 1983 to 1991, and from 1992 until the end of 2000 served as a member of the Board of Jardine Matheson Holdings, Ltd. and associated companies. Since then, he has been non-executive Chairman of Sagitta Asset Management and of LVMH (UK). He is President of the China-Britain Business Council, Chairman of the Trustees of the Oxford University Business School and a Trustee of the British Museum. He is a director of Louis-Vuitton Moet Hennessy (LVMH), Caterpillar Inc., Mandarin Oriental Hotel Group, Sagitta Asset Management Ltd., Yell Group and British Mediterranean Airways. He is a member of the Textron International Advisory Council, the International Advisory Council of GEMS Oriental and General Fund, the Advisory Board of Barrick Gold, the European Advisory Board of Hicks, Muse, Tate & Furst, the European Strategy Board of Rolls-Royce, and International Advisory Council of Magna and the International Advisory Board of HCL Technologies.

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[Photo of Sam F. Segnar]
                  SAM F. SEGNAR                              DIRECTOR SINCE 1982
                       Mr. Segnar, 75, is the retired Chairman and Chief
                  Executive Officer of Enron Corporation and former Chairman of the Board of Vista Chemical Co. and Collecting Bank, N.A., Houston, Texas. Mr. Segnar is a director of Gulf States Utilities Company. He is a trustee of the Texas A&M Institute of Bio-Science and Technology and the Texas A&M School of Business Administration.

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                         DIRECTORS CONTINUING IN OFFICE

                       CLASS III -- TERMS EXPIRE IN 2005

[Photo of H. Jesse Arnelle]
H. JESSE ARNELLE                                             DIRECTOR SINCE 1993

     Mr. Arnelle, 69, was a senior partner in the law firm of Arnelle & Hastie,
                  San Francisco, which later became Arnelle, Hastie, McGee, Willis & Greene, with which he had been associated from 1985 through his retirement in 1996. Following his retirement, he became Of Counsel to the North Carolina law firm of Womble, Carlyle, Sandridge & Rice. Mr. Arnelle is a director of FPL Group, Inc., Waste Management, Inc., Eastman Chemical Corporation, Armstrong World Industries, Gannett Corporation and Metropolitan Life Series Fund. Mr. Arnelle is the past Chairman of the Board of Trustees of Pennsylvania State University and a director of the National Football Foundation and College Hall of Fame.

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[Photo of Paul E. Gagne]
PAUL E. GAGNE                                                DIRECTOR SINCE 1995

     Mr. Gagne, 56, was President and Chief Executive Officer of Avenor Inc., a
                  Canadian forest products company. He joined Avenor in 1976, became President and Chief Operating Officer in 1990 and assumed the additional position of Chief Executive Officer in 1991, serving in that capacity until November 1997, when he left the company. In 1998, Mr. Gagne joined Kruger Inc., a major Canadian privately held producer of paper and tissue, as a consultant in corporate strategic planning, serving in that capacity until December 2002. He is a director of Inmet Mining Corporation, Wajax Limited, and Asalco Inc.

--------------------------------------------------------------------------------

[Photo of Brian H. Rowe]
BRIAN H. ROWE                                                DIRECTOR SINCE 1995

     Mr. Rowe, 71, is the retired Chairman and now a consultant of GE Aircraft
                  Engines, General Electric Company, a manufacturer of combustion turbine engines for aircraft, marine and industrial applications. He joined General Electric in 1957, became President and Chief Executive Officer of GEAE in 1979 and Chairman in 1993, serving in that capacity until his retirement in 1994. Mr. Rowe is Chairman, Atlas Air Worldwide Holdings, Inc. and Chairman, AeroEquity, Inc. He is a director of Atlas Air Worldwide Holdings, Inc., B/E Aerospace, Inc. and Acterna Corporation.

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[Photo of Martin D. Walker]
                  MARTIN D. WALKER                           DIRECTOR SINCE 1986
                       Mr. Walker, 70, was Chairman and Chief Executive Officer
                  of M. A. Hanna Company, an international specialty chemicals company, from October 1998 until December 1999. He served previously in that capacity from 1986 until 1996 and as Chairman from 1996 to June 1997, when he retired. Mr. Walker is currently Principal of Morwal Investments, a private investment firm. Mr. Walker is a director of Arvin Meritor, Inc., Comerica, Inc., The Timken Company, The Goodyear Tire & Rubber Co. and Lexmark International, Inc.

--------------------------------------------------------------------------------

[Photo of Thomas B. Wheeler]
                  THOMAS B. WHEELER                          DIRECTOR SINCE 1993
                       Mr. Wheeler, 66, is the Chairman and Chief Executive
                  Officer retired of Massachusetts Mutual Life Insurance Company, presently known as MassMutual Financial Group. He was a member of the Massachusetts Mutual field sales force from 1962 to 1983, served as Executive Vice President of Massachusetts Mutual's insurance and financial management line from 1983 to 1986, became President and Chief Operating Officer in 1987, President and Chief Executive Officer in 1988 and Chairman and Chief Executive Officer in 1996. He relinquished the title of Chief Executive Officer in January 1999 and retired as Chairman in January 2000. Mr. Wheeler is a trustee of the Basketball Hall of Fame, Conservancy of S.W. Florida and the Woods Hole Oceanographic Institution and a director of PassingData.com.

THE BOARD OF DIRECTORS

     Meetings and Organization

     During 2002, the Board of Directors met nine times and the Executive Committee of the Board did not meet. The Board has standing Audit, Nominating and Corporate Governance, and Organization and Compensation committees.

     Compensation of Directors

     For their service on the Board, non-employee directors are paid an annual retainer of $90,000 plus $1,500 for each meeting of the Board attended. Non-employee directors who serve on the Executive Committee or one of the standing committees, other than the Audit Committee, receive $1,500 for each committee meeting attended, and the chairman of each such standing committee receives an additional $5,000 per year. Non-employee directors who serve on the Audit Committee receive $2,500 for each committee meeting attended, and the chairman of the Audit Committee receives an additional $15,000 per year.

     Textron maintains a deferred income plan for non-employee directors under which they may defer all or part of their cash compensation until retirement from the Board. Deferrals are made either into an interest bearing account or into an account consisting of Textron stock units, which are equivalent in value to Textron common stock. Directors must defer a minimum of $60,000 of their annual retainer into the stock unit account. At the end of each calendar quarter, Textron will contribute to the stock unit account an additional amount equal to 10% of the amount deferred by the director into this account during the quarter in excess of the minimum deferral amount. One half of this additional amount will vest on December 31 of the year in which payment was deferred and one half on the next December 31. Textron also credits dividend equivalents to the stock unit account. In addition, once a year, on April 30, Textron will contribute to the stock unit account an amount equal to 20% of the then current annual retainer for each director who is serving as a director on the date of Textron's annual meeting of shareholders and has been a director for more than three months.

     Each non-employee director received 1,000 restricted shares of Textron common stock upon joining the Board. Except in the case of the director's death or disability, or a change in control of Textron (as described below under the heading "Employment Contracts and Change In Control Arrangements" on page 21), the director may not sell or transfer the shares until he or she has completed all of his or her successive terms as a director and at least five years of Board service.

     Employee directors do not receive fees or other compensation for their service on the Board or its committees. Each member of the Board is reimbursed for expenses incurred in connection with each Board or committee meeting attended.

     As part of Textron's support for charitable institutions and to provide an additional source of funding for the Textron Charitable Trust, Textron established a program under which it contributes up to $1,000,000 to the trust on behalf of each director upon his or her death, and the trust donates 50% of that amount in accordance with the director's recommendation among up to five charitable organizations. Payment of the contributions ultimately are recovered from life insurance policies that Textron maintains on the lives of directors for this purpose. The directors do not receive any financial benefit from this program since the insurance proceeds and charitable deductions accrue solely to Textron. The program does not result in a material cost to Textron. Non-employee directors also participate in the CitationShares Director's Evaluation Program established by Textron to evaluate the performance of the CitationShares fractional ownership program, a joint venture between Cessna Aircraft Company, a wholly-owned subsidiary of Textron, and TAG Aviation USA. Under the evaluation program, Textron purchased two one-eighth ownership shares of a Cessna Citation aircraft from CitationShares and makes flight time available to the non-employee directors for personal use. Following each flight, a participating director is expected to complete an evaluation of his or her travel experience to assist Textron in ensuring that CitationShares maintains its customer service focus. Directors are not charged for their participation in the program or use of the aircraft. To further align the non-employee directors' interests with the long-term interests of the shareholders, non-employee directors are also eligible to receive grants of options to purchase Textron common stock under the 1999 Textron Long-Term Incentive Plan.

     Audit Committee

     The Audit Committee selects the independent auditors to conduct the audit and quarterly reviews of Textron's financial statements; reviews the scope and costs of the audit plans of the independent auditors and internal auditors, and the scope and costs of non-audit services provided by the independent auditors and considers their effect on the auditors independence; reviews with management and the independent auditors Textron's quarterly and annual financial statements; reviews Textron's compliance programs; and reviews with management, the independent auditors and the internal auditors, Textron's internal accounting controls. The committee is available to meet privately and separately with the independent auditors and the internal auditors without management being present. The Board of Directors has adopted a written charter for the committee. The following six non-employee directors presently comprise the committee: Mr. Gagne (Chairman), Mr. Arnelle, Ms. Beck, Mr. Rowe, Mr. Segnar and Mr. Walker. Each member of the committee is an independent director as defined by New York Stock Exchange rules. During 2002, the committee met five times. Various members of management are regularly invited to be present at Audit Committee meetings. The Vice President Audit Services has direct access to the Audit Committee and to Textron's Chief Executive Officer.

     Nominating and Corporate Governance Committee

     The Nominating and Corporate Governance Committee reviews the qualifications of, and recommends to the Board, individuals for nomination by the Board as directors of Textron. Textron's By-Laws contain a provision which imposes certain requirements upon nominations for directors other than those made by the Board. In making its recommendations to the Board, the committee will consider suggestions regarding possible candidates from a variety of sources, including shareholders. Shareholders wishing to recommend individuals as candidates for nomination by the Board must submit timely notice of nomination within the time limits described below under the heading "Shareholder Proposals and Other Matters for 2004 Annual Meeting" on page 30, to the committee, c/o Textron's corporate secretary, along with a description of the proposed candidate's qualifications and other pertinent biographical information, as well as a written consent from the proposed candidate. In addition, the committee conducts reviews and makes recommendations to the Board on the organization of the Board, Board compensation, the overall performance of the Board and other matters of corporate governance. The following seven non-employee directors presently comprise the committee: Mr. Dickson (Chairman), Ms. Beck, Mr. Fish, Mr. Ford, Lord Powell, Mr. Walker and Mr. Wheeler. During 2002, the committee met three times.

     Organization and Compensation Committee

     The Organization and Compensation Committee recommends to the Board compensation arrangements for the officers named in the Summary Compensation Table on page 16 and approves compensation arrangements for other executive officers. In addition, the committee reviews the responsibilities and performance of executive officers, plans for their succession, and approves changes in executive officers. The following eight non-employee directors presently comprise the committee: Mr. Macomber (Chairman), Mr. Arnelle, Mr. Fish, Mr. Ford, Lord Powell, Mr. Rowe, Mr. Segnar and Mr. Wheeler. During 2002, the committee met four times.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

     The following table lists all shareholders known by Textron to own beneficially more than 5% of any class of Textron's voting stock as of December 31, 2002:

                                                                        AMOUNT AND NATURE
                                       NAME AND ADDRESS OF                OF BENEFICIAL         PERCENT
      TITLE OF CLASS                    BENEFICIAL OWNER                    OWNERSHIP           OF CLASS
      --------------                   -------------------              -----------------       --------
Common Stock...............  Putnam Fiduciary Trust Company            20,336,172 shares(1)          15%
                             859 Willard Street
                             Quincy, Massachusetts 02169

---------------

(1) Putnam Fiduciary Trust Company has informed Textron that it shares voting and investment power over the shares and that it holds the shares as Trustee under the Textron Savings Plan and disclaims any beneficial interest. The shares will be voted at the annual meeting in accordance with instructions from the participants in the plan, or in the absence of instructions, by Putnam Fiduciary Trust Company as Trustee in accordance with the plan.

                          SECURITY OWNERSHIP OF MANAGEMENT

     The column headed "Number of Shares of Common Stock" includes all shares of Textron stock beneficially owned by directors and executive officers of Textron, shares held for the officers by the trustee under the Textron Savings Plan, shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 2002, and shares held jointly. No director or executive officer beneficially owned in excess of 1% of the outstanding shares of common stock. Directors and executive officers as a group beneficially owned 1% of the outstanding shares of common stock. Ownership indicated is as of December 31, 2002.

     Each director and executive officer has sole voting and investment power over his or her shares, except in those cases in which the voting or investment power is shared with the trustee or as otherwise noted. An objective of Textron's director and executive compensation programs is to align the financial interests of the directors and the executive officers with that of shareholders. Accordingly, the value of a significant portion of the directors' and the executive officers' total compensation is dependent upon the value they generate on behalf of shareholders. The column headed "Total Common Stock-Based Holdings" includes the common stock from the "Number of Shares of Common Stock" column along with other common stock-based holdings in the form of stock units, performance share units, unvested stock awards and cash equivalent share awards (the value of which will increase or decrease in relation to the increase or decrease in the price of common stock).

                                                                                         TOTAL
                                                               NUMBER OF SHARES      COMMON STOCK-
                           NAME                              OF COMMON STOCK(1)(2)   BASED HOLDINGS
                           ----                              ---------------------   --------------
H. Jesse Arnelle...........................................            2,351              14,141
Teresa Beck................................................            2,100              14,918
John D. Butler.............................................          150,787             267,355
Lewis B. Campbell..........................................          758,007           1,271,057
R. Stuart Dickson..........................................           41,404              59,531
Lawrence K. Fish...........................................            1,000              10,478
Joe T. Ford................................................            2,000              12,046
Theodore R. French.........................................          112,612             236,843
Paul E. Gagne..............................................            2,263              13,321
Mary L. Howell.............................................          182,691             307,890
John D. Macomber...........................................           11,264              29,919
Terrence O'Donnell.........................................           81,415             167,758
Lord Powell of Bayswater KCMG..............................            1,000               3,638
Brian H. Rowe..............................................           11,910              21,464
Sam F. Segnar..............................................            4,514              32,483
Martin D. Walker...........................................            3,877              32,855
Thomas B. Wheeler..........................................            2,462              26,923
All current directors and executive officers as a group (18
  persons).................................................        1,371,721           2,682,684

---------------

(1) Includes the following shares as to which voting and investment powers are shared: Mr. Dickson -- 34,000 and Mr. Segnar -- 1,000.

(2) Includes the following shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 2002: Mr. Campbell -- 726,609; Mr. French -- 100,000; Mr. Butler -- 149,000; Mrs. Howell -- 173,598; Mr.
    O'Donnell -- 80,000; and all current directors and executive officers as a group -- 1,229,207.

                           REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors has furnished the following report on its activities:

     The committee reviewed the audited financial statements in the Annual Report with management. The committee also reviewed with management and the independent auditors the reasonableness of significant judgements and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of the company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee discussed with the independent auditors the auditors' independence from management and the company including the matters in the written disclosures required by the Independence Standards Board and considered whether the independent auditors' provision of non-audit services is compatible with the auditors' independence.

AUDIT FEES; AUDIT RELATED FEES; TAX SERVICES; OTHER SERVICES

     The aggregate fees for professional services rendered by Ernst & Young LLP during 2002 and 2001 were as follows:

          Audit Fees. Fees for the audit of Textron's annual financial statements, the reviews of the financial statements in Textron's Forms 10-Q, and other services in connection with statutory and regulatory filings and engagements were $8.8 million and $9.7 million, in 2002 and 2001, respectively.

          Audit Related Fees. Audit related services include employee benefit plan audits, due diligence relating to acquisitions and dispositions, attest services not required by statute or regulation, and consultations concerning financial accounting and reporting matters not classified as audit. Fees were $1.5 million and $3.7 million in 2002 and 2001, respectively.

          Tax Services. Fees for tax services relating to consultations, compliance, dispositions, and expatriate services were $2.3 million and $4.8 million in 2002 and 2001, respectively.

          Other Services. Other services fees relating to government contract and miscellaneous services were $87 thousand and $359 thousand in 2002 and 2001, respectively.

     No fees were paid to Ernst & Young LLP for financial information systems design and implementation services during 2002 or 2001.

     The committee discussed with the company's internal and independent auditors the overall scope and plans for their respective audits and met with the auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company's internal controls, and the overall quality of the company's financial reporting. The committee also reviewed the company's compliance program. Five committee meetings were held during the year.

     In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 28, 2002, to be filed with the Securities and Exchange Commission. The committee also reported to the Board that it had selected Ernst & Young LLP as the company's independent auditors for 2003, and that this selection will be submitted to the shareholders for ratification. The Committee also reported that, in compliance with E&Y's auditor rotation policy, a new coordinating partner has been assigned to the company.

        PAUL E. GAGNE, CHAIRMAN
        H. JESSE ARNELLE
        TERESA BECK
        BRIAN H. ROWE
        SAM F. SEGNAR
        MARTIN D. WALKER

             REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Organization and Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

EXECUTIVE COMPENSATION PHILOSOPHY

     The objective of Textron's executive compensation program is to attract and retain the most qualified executives to lead our diversified corporation and to motivate them to produce strong financial performance for the benefit of our shareholders. The committee is committed to establishing a total compensation program that is not only very competitive by industry standards but also demonstrates a very heavy bias towards performance and encouraging stock ownership. To meet this objective, the total compensation program is designed to be competitive with the total compensation programs provided by other corporations of comparable revenue size in industries in which we compete for customers and/or executives.

EXECUTIVE COMPENSATION PROGRAM

     Each year the committee, which is comprised entirely of non-employee directors, recommends to the Board compensation arrangements for the officers named in the Summary Compensation Table on page 16 and approves compensation arrangements for other executive officers. These compensation arrangements include annual salary levels, salary grade ranges, annual and long-term incentive plan design, participation and grants thereunder, standards of performance for new grants, and payouts from past grants.

     Textron's executive compensation program is comprised of three principal components: salary, annual incentive compensation and long-term incentive compensation.

     SALARY

     Salary ranges for Textron's executive officers were increased by 3.2% for 2002. Individual salaries are considered for adjustment periodically, based on position in salary range, individual performance and potential, and/or change in duties or level of responsibility. The base salaries of the officers named in the Summary Compensation Table are reported in the "Salary" column of that table.

     ANNUAL INCENTIVE COMPENSATION

     All executive officers participate in Textron's Annual Incentive Compensation Plan. Annual incentive payments are generally limited to twice the target award level, but the committee can make payments above these levels if it deems performance warrants. The factors considered by the committee in recommending 2002 incentive compensation payments for executive officers included the degree to which certain overall corporate and individual performance objectives were achieved or not achieved. The objectives for 2002 reflected an emphasis on transformation, including the execution of a restructuring plan and the implementation of Textron Six Sigma and enterprise-wide supply chain management. The progress made in these areas, which helped drive increased performance, favorably impacted 2002 annual bonuses. The annual incentive compensation earned by the officers named in the Summary Compensation Table is reported in the "Bonus" column of that table.

     LONG-TERM INCENTIVE COMPENSATION

     Under the Textron 1999 Long-Term Incentive Plan, executive officers may be granted awards of stock options, performance share units and restricted stock.

     2002 Grants of Stock Options

     Pursuant to the 1999 plan, the committee recommended to the Board the number of stock options to be granted based on the executive officer's functions and responsibilities, past and expected future performance, potential contributions to Textron's profitability and growth, and prior options grants. Overall past corporate performance was not considered in determining the number of stock options to be granted. In accordance with the 1999 plan, stock options granted in January 2002 were at a purchase price equal to 100% of the fair market value of Textron common stock at the time of the option grant and become exercisable in two installments, the first half after one year and the other half after two years from date of grant. Information on the stock options granted during fiscal year 2002 to the officers named in the Summary Compensation Table appears in the table on page 16.

     2002 Payouts of Previously Granted Performance Share Units

     The 2002 payouts to executive officers were, with one exception, for performance share units granted for the three-year performance cycle ending December 28, 2002. The payout for one executive officer was for a special two-year performance cycle ending December 28, 2002. The payouts were based (1) 50% on aggregate earnings per share, (2) 40% on discretionary performance measures, including the execution of a restructuring plan, increased cost savings throughout the supply chain, the implementation of Textron Six Sigma and improved talent base and, (3) 10% on return on invested capital (ROIC). In addition, the executive officers had the opportunity to earn up to an additional 30% for achieving ROIC stretch targets. The committee recommended and the Board approved payouts at 76% (53% for one executive officer) of the performance share units granted. The payouts reflected the fact that earnings per share, the discretionary performance targets and ROIC were not fully achieved. Information on the 2002 payouts to the officers named in the Summary Compensation Table of previously granted performance share units is reported in the "LTIP Payouts" column of that table.

     2002 Performance Share Unit Grants

     For the three-year performance cycle starting at the beginning of 2002, each performance share unit granted and earned under the 1999 plan will be valued for payment purposes at the market value of Textron common stock at the end of the three-year performance period. The number of performance share units granted to executive officers for the 2002-2004 performance cycle was based on the functions and responsibilities of the executive officer and the executive officer's potential contributions to Textron's profitability and growth. The number of performance share units granted in prior years, competitive practice, as well as the stock price at the time of grant were taken into consideration in making the new grants, but past corporate performance was not specifically taken into consideration. Information on the 2002 grants of performance share units appears in the "Long-Term Incentive Plan Awards in Last Fiscal Year" table on page 19.

STOCK OWNERSHIP

     An objective of Textron's executive compensation program is to align the financial interests of the executive officers with the best interests of shareholders. The committee also seeks to promote stock ownership and base a substantial component of the executive officers' total compensation on the value they generate on behalf of Textron's shareholders. The following minimum levels have been established: five times base salary for the chief executive officer, three times base salary for other officers named in the Summary Compensation Table and either two or three times base salary for other officers. Newly named officers have five years to bring their holdings up to the minimum levels.

     The Deferred Income Plan for Textron Key Executives, in which all executive officers participate, provides that annual incentive compensation earned in excess of 100% of target must be deferred in stock units, which are equivalent in value to shares of Textron common stock, if the officer has not maintained a minimum stock ownership level. The committee suspended the mandatory deferral provision during 2002 as it thought the depressed stock market, reflecting a weakened economy, artificially skewed stock ownership levels. The suspension has been lifted for 2003. The deferred income plan also provides participants the opportunity to defer up to 25% of base salary and up to 100% of annual and long-term incentive compensation and other compensation. Elective deferrals may be invested in either an interest bearing account or in a stock unit account. Textron contributes a 10% premium on amounts the officers elect to defer in the stock unit account.

CEO COMPENSATION

     As in the past, in determining the overall level of Mr. Campbell's compensation and each component thereof, the committee took into consideration information provided by independent, professional compensation consultants. After taking into consideration that Mr. Campbell's salary had remained at $1,000,000 since July 1, 1998 and his base salary was below the 50(th) percentile of base salary paid to chief executive officers at the surveyed companies, the committee recommended, and the Board approved, a salary increase of $100,000 for Mr. Campbell, effective January 1, 2003.

     The committee recommended, and the Board approved, a 2002 annual incentive compensation award of $1,600,000, compared to an award of $1,500,000 for 2001. In determining the level of the award the committee took into consideration the significant progress made during a difficult business environment on specific transformation objectives, including restructuring, Textron Six Sigma, supply chain and organizational design, which was the catalyst in achieving improved financial results.

     The performance share units granted to Mr. Campbell for the 2000-2002 performance cycle were based 50% on aggregate earnings per share, 40% on discretionary performance measures and 10% on return on invested capital. The committee recommended, and the Board approved, an award of $1,339,757, which represented an award of 76% of target. The award reflected less than fully achieved EPS, discretionary performance objectives and return on invested capital.

     In January 2002, Mr. Campbell was granted 150,000 stock options and 120,000 performance share units for the 2002-2004 performance cycle.

     Mr. Campbell also received compensation under various Textron benefit and compensation plans including restricted stock retention awards (see footnotes
(4) and (5) of the Summary Compensation Table).

TAX CONSIDERATIONS

     Section 162(m) of the Internal Revenue Code provides that no U.S. income tax deduction is allowable to a publicly held corporation for compensation in excess of $1 million paid to the chief executive officer or any other employee whose compensation is required to be reported in the Summary Compensation Table, if those individuals are employed by the corporation at year end. "Performance-Based Compensation" is exempt from the $1 million limitation. Performance-Based Compensation must be based upon meeting pre-established and objective performance goals under a plan approved by shareholders. Performance goals are not objective if the committee has any discretion to pay amounts in excess of those earned in accordance with the achievement of pre-established performance criteria or to pay such compensation when the performance criteria are not met. Compensation deferred under the deferred income plan is not subject to the $1 million limitation.

     Textron's policy has been to preserve committee discretion in determining awards earned under Textron's annual and long-term incentive plans. Textron stock options granted under the 1999 Long-Term Incentive Plan do qualify as Performance-Based Compensation. Textron will continue to preserve committee discretion under the annual incentive compensation plan and a portion of the 1999 Long-Term Incentive Plan.

     Textron's deferred income plan encourages individuals, including those whose income might otherwise be subject to the $1 million limitation, to defer incentive compensation amounts until the individual's employment with Textron ends, at which time the deductibility of such compensation will not be subject to Section 162(m). Consequently, with the opportunity to defer compensation, Textron believes that the $1 million limitation of Section 162(m) of the Internal Revenue Code will not have a material effect on Textron's income tax expense in the near term. The committee will continue to assess the effect of these tax rules on Textron.

AMENDMENT TO THE 1999 LONG-TERM INCENTIVE PLAN

     The committee recommends to the shareholders that they approve the amendment to the 1999 plan as described on pages 23 through 28.

     This report is submitted by the Organization and Compensation Committee.

           JOHN D. MACOMBER, CHAIRMAN
           H. JESSE ARNELLE
           LAWRENCE K. FISH
           JOE T. FORD
           LORD POWELL OF BAYSWATER KCMG
           BRIAN H. ROWE
           SAM F. SEGNAR
           THOMAS B. WHEELER

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth information concerning compensation of (i) Textron's chief executive officer at the end of 2002 and
(ii) the four most highly compensated executive officers of Textron, other than the chief executive officer, who were serving as executive officers at the end of 2002 for Textron's 2000, 2001 and 2002 fiscal years. Compensation which was deferred by these officers under the Deferred Income Plan is included below as compensation paid.

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION                          LONG-TERM COMPENSATION
                               -------------------------------------------   --------------------------------------------
                                                                                         AWARDS                 PAYOUTS
                                                                             -------------------------------    -------
                                                                                               SECURITIES
                                                                              RESTRICTED       UNDERLYING         LTIP
  NAME AND PRINCIPAL                                        OTHER ANNUAL     STOCK AWARDS       OPTIONS/        PAYOUTS
      POSITION(1)        YEAR  SALARY ($)   BONUS ($)(2)   COMPENSATION(3)      ($)(4)          SARS (#)          ($)
-----------------------  ----  ----------   ------------   ---------------   ------------      ----------       -------
L.B. Campbell            2002  $1,000,000    $1,600,000       $174,683       $         0        150,000         1,339,757
Chairman, President and  2001  1,000,000      1,500,000        176,605         4,650,000              0           319,275
Chief Executive Officer  2000  1,000,000      1,937,500        119,529                 0         75,000         1,517,760
T. R. French             2002    566,667        500,000        100,248                 0         60,000           163,611
Executive Vice           2001    550,000        336,302        113,852         4,656,302              0           102,168
 President
and Chief Financial      2000     13,099        100,000              0                 0         70,000                 0
Officer
J.D. Butler              2002    460,000        350,000              0         1,036,500         50,000           267,951
Executive Vice           2001    460,000        327,537              0            51,537              0           119,196
 President
Administration and       2000    440,000        520,547              0            80,972         35,000           342,720
Chief Human Resources
Officer
M.L. Howell              2002    440,000        350,000              0         1,036,500         50,000           251,204
Executive Vice           2001    440,000        264,000         70,187                 0              0           110,682
President Government,    2000    406,250        429,703         76,345            12,500         35,000           318,240
Strategy Development
and International,
Communications and
Investor Relations
T. O'Donnell             2002    440,000        363,909              0         1,050,408         50,000           251,204
Executive Vice           2001    440,000        287,896              0            23,896              0           102,168
 President
and General Counsel      2000    344,904        646,703         73,117            29,500         55,000           220,000


                          ALL OTHER
  NAME AND PRINCIPAL     COMPENSATION
      POSITION(1)           ($)(5)
-----------------------  ------------
L.B. Campbell               50,000
Chairman, President and     50,000
Chief Executive Officer     50,000
T. R. French                28,333
Executive Vice              27,500
 President
and Chief Financial              0
Officer
J.D. Butler                 23,000
Executive Vice              23,000
 President
Administration and          22,000
Chief Human Resources
Officer
M.L. Howell                 22,000
Executive Vice              22,000
President Government,       20,312
Strategy Development
and International,
Communications and
Investor Relations
T. O'Donnell                22,000
Executive Vice              22,000
 President
and General Counsel         17,245

---------------
(1) Mr. French joined Textron in December 2000 as Executive Vice President and Chief Financial Officer. Mrs. Howell, previously Executive Vice President Government and International, became Executive Vice President Government, International, Communications and Investor Relations in January 1999 and Executive Vice President Government, Strategy Development and International, Communications and Investor Relations in September 2000. Mr. O'Donnell joined Textron in March 2000 as Executive Vice President and General Counsel.

(2) The amount listed as paid to Mr. O'Donnell for 2002 includes vested contributions made by Textron in the amount of $13,909 as a result of his election to defer compensation into the stock unit fund of the Deferred Income Plan. The amount for 2000 for Mr. French represents a hiring bonus. The amount for Mr. O'Donnell for 2000 also includes a hiring bonus of $200,000.

(3) The amounts listed for 2002 include $104,730 for personal use of Textron aircraft for security reasons for Mr. Campbell and $70,873 for temporary living, transportation on Textron aircraft and related tax assistance for Mr. French.

(4) The amount listed for Mr. Campbell in 2001 is the market value at the time of grant of an award of 100,000 shares of restricted stock. The shares were granted on January 1, 2001 and the restriction on the shares will lapse, provided he is still employed by Textron, or in certain cases if his employment ends
                                         (footnotes continued on following page)

(footnotes continued from preceding page)

    earlier, in accordance with the following schedule: 50,000 shares in May 2002, 20,000 shares in May 2004 and 30,000 shares in May 2007.

     In May 2002, Mr. Campbell received $2,484,052, representing the payment of 50,000 share equivalents plus dividends. The share equivalents were granted on January 1, 2001 and vested on May 18, 2002.

     As of December 28, 2002, the market value of the 250,000 outstanding restricted shares granted to Mr. Campbell was $10,540,000.

     The Board approved the conversion of the restricted stock awards granted to Mr. Campbell to restricted stock units provided Mr. Campbell maintains his stock ownership guideline. A restricted stock unit represents the cash equivalent of a share of Textron common stock.

     The amount listed for Mr. French in 2001 includes $4,650,000, which is the market value at the time of grant of an award of 100,000 shares of restricted stock and the restriction on the shares will lapse provided he is still employed by Textron, or in certain cases if his employment ends earlier, in accordance with the following schedule: 20,000 shares in January 2002, 2003, 2004, 2005 and 2006. The 20,000 shares that vested in January 2002 had a market value of $842,100 at the time of vesting. In addition, Mr. French received a payment of $23,130 representing the cash value of dividend equivalents associated with the 20,000 vested shares.

     As of December 28, 2002, the market value of the 80,000 outstanding restricted shares granted to Mr. French was $3,372,800.

     The amount listed for Mr. Butler and Mrs. Howell in 2002 is the market value at the time of grant of a restricted stock unit award of 25,000 restricted stock units granted in January 2002. The amount listed for Mr. O'Donnell in 2002 includes the same $1,036,500 for a similar restricted stock unit award. The restriction on the units will lapse, provided the executive is still employed by Textron, or in certain cases if the executive's employment ends earlier, in accordance with the following schedule: 5,000 units in August 2003, 2004, 2005, 2006 and 2007 for Mr.
     Butler; 5,000 units in July 2003, 2004, 2005, 2006 and 2007 for Mrs. Howell and 10,000 units in March 2003 and 5,000 units in March 2004, 2005 and 2006 for Mr. O'Donnell.

     As of December 28, 2002, the market value of the 25,000 restricted stock units granted to each of Mr. Butler, Mrs. Howell and Mr. O'Donnell was $1,054,000.

     All other amounts listed are unvested contributions made by Textron under the Deferred Income Plan as a result of the officers' elections to defer compensation into the stock unit fund of the Deferred Income Plan. These contributions are credited in the form of stock units, which are not actual shares of stock but are units paid in cash with a value that varies with the price of Textron common stock. As of December 28, 2002, 326 unvested stock units with a market value of $13,744 were credited to the accounts of Mr. O'Donnell.

(5) The amounts listed for 2002 are Textron's contributions under the Textron Savings Plan and the Savings Plan component of the Supplemental Benefits Plan.

                            ------------------------

STOCK OPTION GRANTS

     The following table sets forth information on grants of stock options under the Textron 1999 Long-Term Incentive Plan during Textron's 2002 fiscal year to the officers named in the Summary Compensation Table. The number of stock options granted to these officers during Textron's 2002 fiscal year is also listed in the Summary Compensation Table in the column entitled "Securities Underlying Options/SARs."

                  STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                                 INDIVIDUAL GRANTS                           ANNUAL RATES OF
                              --------------------------------------------------------         STOCK PRICE
                                 NUMBER         PERCENT OF                                    APPRECIATION
                                   OF             TOTAL                                      FOR OPTION/SARS
                               SECURITIES      OPTIONS/SARS     EXERCISE                       TERM($)(2)
                               UNDERLYING       GRANTED TO         OR                     --------------------
                              OPTIONS/SARS      EMPLOYEES      BASE PRICE   EXPIRATION      FIVE         TEN
NAME                          GRANTED(#)(1)   IN FISCAL YEAR   ($/SHARE)       DATE       PERCENT      PERCENT
----                          -------------   --------------   ----------   ----------    -------      -------
L.B. Campbell...............        150,000         3.0%         $40.95        1/15/12   $3,862,500   $9,789,000
T.R. French.................         60,000         1.2%          40.95        1/15/12    1,545,000    3,915,600
J.D. Butler.................         50,000         1.0%          40.95        1/15/12    1,287,000    3,263,000
M.L. Howell.................         50,000         1.0%          40.95        1/15/12    1,287,000    3,263,000
T. O'Donnell................         50,000         1.0%          40.95        1/15/12    1,287,000    3,263,000

---------------

(1) Fifty percent of the options granted may be exercised not earlier than one year from the date of grant and the balance of the options granted may be exercised not earlier than two years from the date of grant. All options were granted on January 15, 2002. All options were granted at a purchase price per share of 100% of the fair market value of Textron common stock on the date of grant. Outstanding options will be exercisable immediately and in full in the event of a change in control of Textron as defined in the Textron 1999 Long-Term Incentive Plan.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of Textron common stock. At a 5% and 10% annual rate of stock price appreciation, the stock price would be approximately $66.70 and $106.21 at the end of the ten-year term.
                            ------------------------

AGGREGATED OPTION AND STOCK APPRECIATION RIGHTS EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information, with respect to the officers named in the Summary Compensation Table, concerning: (i) the exercise during Textron's 2002 fiscal year of stock options and stock appreciation rights and
(ii) unexercised options and stock appreciation rights held as of the end of Textron's 2002 fiscal year, which were granted to these officers during 2002 and in prior fiscal years under either the Textron 1999 Long-Term Incentive Plan or a predecessor plan.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR-END OPTION AND SAR VALUES

                                                           NUMBER OF SECURITIES
                                                                UNDERLYING                 VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS/SARS AT       IN-THE-MONEY OPTIONS/SARS
                           SHARES                           FISCAL YEAR-END(#)             AT FISCAL YEAR-END($)
                          ACQUIRED         VALUE       ----------------------------    -----------------------------
NAME                   ON EXERCISE(#)   REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                   --------------   -----------    -----------    -------------    -----------    -------------
L.B. Campbell........      30,000        $569,400        651,609         150,000       $3,200,744        $181,500
T.R. French..........         -0-             -0-         70,000          60,000              -0-          72,600
J.D. Butler..........         -0-             -0-        124,000          50,000              -0-          60,500
M.L. Howell..........      35,762         515,657        148,598          50,000          250,115          60,500
T. O'Donnell.........         -0-             -0-         55,000          50,000              -0-          60,500

LONG-TERM INCENTIVE PLAN

     The following table provides information concerning performance share unit awards made during Textron's 2002 fiscal year to the officers named in the Summary Compensation Table pursuant to the Textron 1999 Long-Term Incentive Plan for the 2002-2004 performance cycle.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                               PERFORMANCE OR
                                               NUMBER OF        OTHER PERIOD        ESTIMATED FUTURE PAYOUTS
                                              PERFORMANCE     UNTIL MATURATION          UNDER NON-STOCK
NAME                                         SHARE UNITS(#)      OR PAYOUT             PRICE BASED PLANS
----                                         --------------   ----------------      ------------------------
                                                                                        TARGET NUMBER OF
                                                                                   PERFORMANCE SHARE UNITS(#)
L.B. Campbell..............................     120,000           3 years                   120,000
T.R. French................................      20,000           3 years                    20,000
J.D. Butler................................      20,000           3 years                    20,000
M.L. Howell................................      20,000           3 years                    20,000
T. O'Donnell...............................      20,000           3 years                    20,000

     The number of performance share units earned by the officers named in the Summary Compensation Table at the end of the three-year performance cycle will be determined by the Board of Directors upon the recommendation of the Organization and Compensation Committee and will be based 50% on aggregate earnings per share (EPS), 40% on discretionary performance measures including the execution of a restructuring plan, increased cost savings throughout the supply chain, the implementation of Textron Six Sigma and improved talent base, and 10% on return on invested capital (ROIC). In addition, these officers have an opportunity to earn up to an additional 30% for achieving ROIC stretch targets. Attainment of the maximum EPS payout level will result in earning 100% of the value of the performance share units related to that target. Failure to attain the minimum EPS target (20% payout level) will result in the failure to earn any performance units related to that EPS target. Attainment between the maximum and minimum EPS targets will result in earning a portion of the performance share units related to those EPS targets determined by a pre-established mathematical formula. The committee may determine an award less than that determined by the formula but may not, however, determine an award more than that derived by the formula. With respect to the ROIC target, if enterprise-wide ROIC averages 1% or more above weighted average cost of capital over the performance period, then this portion of the award will be earned.

     Performance share units based on discretionary performance measures do not qualify as Performance-Based Compensation under Section 162(m) of the Internal Revenue Code. Performance share units related to one or more performance measures shall be earned only as determined by the Organization and Compensation Committee and may not exceed more than 100% of the value of such units. Payouts, which are made in cash, will be determined by multiplying the number of performance share units earned by the then current market value of Textron common stock at the end of the performance period.

PENSION PLAN

     The following table sets forth the estimated annual pension benefits payable upon retirement under the Textron Master Retirement Plan formula to persons in the specified remuneration and years of service classifications.

                               PENSION PLAN TABLE

                                              YEARS OF SERVICE
                  -------------------------------------------------------------------------
REMUNERATION(1)      10          15           20           25           30           35
---------------      --          --           --           --           --           --
  $  500,000      $ 73,279   $  109,919   $  146,559   $  183,199   $  219,838   $  256,478
     600,000        88,279      132,419      176,559      220,699      264,838      308,978
     750,000       110,779      166,169      221,559      276,949      332,338      387,728
   1,000,000       148,279      222,419      296,559      370,699      444,838      518,978
   1,250,000       185,779      278,669      371,559      464,449      557,338      650,228
   1,500,000       223,279      334,919      446,559      558,199      669,838      781,478
   1,750,000       260,779      391,169      521,559      651,949      782,338      912,728
   2,000,000       298,279      447,419      596,559      745,699      894,838    1,043,978
   2,250,000       335,779      503,669      671,559      839,449    1,007,338    1,175,228
   2,500,000       373,279      559,919      746,559      933,199    1,119,838    1,306,478
   2,750,000       410,779      616,169      821,559    1,026,949    1,232,338    1,437,728
   3,000,000       448,279      672,419      896,559    1,120,699    1,344,838    1,568,978
   3,250,000       485,779      728,669      971,559    1,214,449    1,457,338    1,700,228
   3,500,000       523,279      784,919    1,046,559    1,308,199    1,569,838    1,831,478
   3,750,000       560,779      841,169    1,121,559    1,401,949    1,682,338    1,962,728
   4,000,000       598,279      897,419    1,196,559    1,495,699    1,794,838    2,093,978
   4,250,000       635,779      953,669    1,271,559    1,589,449    1,907,338    2,225,228
   4,500,000       673,279    1,009,919    1,346,559    1,683,199    2,019,838    2,356,478
   4,750,000       710,779    1,066,169    1,421,559    1,776,949    2,132,338    2,487,728
   5,000,000       748,279    1,122,419    1,496,559    1,870,699    2,244,838    2,618,978

---------------

(1) Based on highest consecutive five-year average compensation

     Benefits under the formula are based upon the salaried employee's highest consecutive five-year average compensation. Compensation for such purposes means compensation listed in the "Salary" and "LTIP Payouts" columns, and annual incentive compensation included in the "Bonus" column of the Summary Compensation Table. However, for any employee who was first awarded performance share units after October 26, 1999, under the formula LTIP payouts shall not be included in compensation. Mr. French, Mr. O'Donnell and one other executive officer have employment contracts with Textron that provide that their LTIP payouts will be deemed to be included in compensation for purposes of the formula. As of January 1, 2003, the years of credited service for the officers named in the Summary Compensation Table were as follows: Mr. Campbell, 10 years; Mr. French, 2 years; Mr. Butler, 6 years; Mrs. Howell, 22 years; and Mr. O'Donnell, 3 years.

     Annual pension amounts shown in the table above are computed on the basis of a single life annuity and are not subject to any offset for Social Security benefits. The Textron Master Retirement Plan is integrated with Social Security, however, and the amounts in the table reflect that integration. Annual pension amounts shown in the table are subject to annual pension limitations imposed by the Internal Revenue Code. To compensate certain Textron executives, including the officers named in the Summary Compensation Table, for the effect of these limitations, Textron maintains a Supplemental Benefits Plan. Certain Textron executives, including the officers named in the Summary Compensation Table, also participate in the Supplemental Retirement Plan for Textron Key Executives, which provides benefits to participants who remain in the employ of Textron until at least age 60. Under this plan, these executives are entitled to receive an annual supplemental pension benefit equal to 50% of their highest consecutive five-year average compensation reduced by any amounts to which they are entitled under the plans of Textron and any prior employer if they remain in the employ of Textron until age 65 (and a reduced benefit if they remain in the employ of Textron until at least age 60).

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth as of the end of Textron's 2002 fiscal year for all Textron compensation plans previously approved by shareholders and Textron compensation plans not previously approved by shareholders (a) the number of securities to be issued upon the exercise of outstanding options, warrants and rights, (b) the weighted-average exercise price of the outstanding options, warrants and rights and (c) the number of securities remaining available for future issuance under the plans other than securities to be issued upon the exercise of the outstanding options, warrants and rights.

                                    (A)                        (B)                        (C)
                          ------------------------   ------------------------   ------------------------
Plan category...........  Number of securities to    Weighted-average           Number of securities
                          be issued upon exercise    exercise price of          remaining available for
                          of outstanding options,    outstanding options,       future issuance under
                          warrants and rights        warrants and rights        equity compensation
                                                                                plans (excluding
                                                                                securities reflected in
                                                                                column (a))
Equity compensation
  plans approved by
  security holders......         14,140,449                   $49.62                   4,065,893
Equity compensation
  plans not approved by
  security holders......             --                         --                         --
Total...................         14,140,449                   $49.62                   4,065,893

     Each non-employee director receives 1,000 restricted shares of Textron common stock upon joining the Board. Except in the case of the director's death or disability, or a change in control of Textron, the director may not sell or transfer the shares until he or she has completed all of his or her successive terms as a director and at least five years of Board service.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     The officers named in the Summary Compensation Table, and one other executive officer have employment contracts with Textron that provide for a three-year initial term, with a one-year renewal provision. The contracts provide for specified levels of severance protection based on the reason for termination, including change in control, irrespective of the remaining term of the agreements. The contracts provide excise tax protection for change in control terminations. The contracts provide that base salary will not be reduced and the officers will remain eligible for participation in Textron's executive compensation and benefit plans during the term of the contracts.

     Certain benefit plans and arrangements in which the officers named in the Summary Compensation Table participate have provisions that will apply in the event of a change in control of Textron. Generally, a "change in control" under the plans will occur upon: (i) any non-Textron person or group becoming (other than by acquisition from Textron or a related company) the beneficial owner of more than 30% of the then outstanding voting stock of Textron, (ii) during any two-year period, directors elected or nominated by the Board ceasing to constitute a majority thereof, (iii) shareholder approval of a merger or consolidation of Textron with any other corporation, other than a merger or consolidation in which the voting securities of Textron would continue to represent more than 50% of the combined voting power of the voting securities of Textron or such surviving entity, or (iv) shareholder approval of a plan of complete liquidation of Textron or an agreement for the sale or disposition by Textron of all or substantially all of its assets. The Survivor Benefit Plan provides that, upon a change in control, certain assets (generally, paid up life insurance in a face amount equal to two times the base salary of an active or former officer) will be transferred to each active or former executive or beneficiary. The Supplemental Benefits Plan and the Deferred Income Plan provide that, in the event of a change in control of Textron, the amounts accrued under such plans will become payable immediately. The Annual Incentive Compensation Plan establishes minimum incentive compensation awards for the fiscal year in which the change in control occurs. The Textron 1990, 1994 and 1999 Long-Term Incentive Plans provide that, in the event of a change in control of Textron, outstanding options will become exercisable immediately and in full, and the stated value of all outstanding performance share units will be deemed earned and will be payable immediately and in full in the event of a change in control of Textron. The Supplemental Retirement Plan for Textron Key Executives provides that, in the event of a change in control of Textron, participants will be fully vested. The Textron Savings Plan provides for full vesting of the accounts of participants whose employment ends within two years after a change in control of Textron. The Textron Master Retirement Plan provides that: (i) if the plan is terminated within three years after a change in control of Textron, surplus assets will be applied to increase the benefits of active participants up to maximum limits provided by the Internal Revenue Code, and (ii) in the event of a plan merger, consolidation or transfer within three years after such a change in control, the vested accrued benefit of each affected individual will be increased as provided in item (i), will be fully vested, and will be satisfied through the purchase of a guaranteed annuity contract. Mr. Campbell's and Mr. French's restricted stock awards are payable immediately in the event of a change in control of Textron.

TRANSACTIONS WITH MANAGEMENT

     As permitted by his employment contract with Textron, Mr. O'Donnell remains a partner of the Washington, D.C. law firm, Williams & Connolly LLP, which has provided legal services to Textron from time to time for over twenty years. Mr. O'Donnell will not receive any share in firm income resulting from any services provided by the firm to Textron. During fiscal year 2002, Williams & Connolly was paid $578,621 for such services. It is expected that fees in fiscal year 2003 will be approximately the same amount. These transaction are all conducted at arms-length. During 2002, Citizens Financial Group, Inc., of which Mr. Fish is Chairman, President and Chief Executive Officer, entered into a $25,000,000 participation in a $150,000,000 two-year Term Loan to Textron Financial Corporation ("TFC"), a wholly owned subsidiary of Textron, agented by Mizuho Corporate Bank Limited. The loan matures on April 10, 2004 and is unsecured. It is priced at LIBOR plus 100 basis points. There is no amortization and the entire balance is due at maturity. The loan is subject to a support and subordination agreement with Textron. Citizens also entered into in 2002 a $300,000 standby Letter of Credit to Textron maturing December 15, 2003. The Letter of Credit is subject to an annual evergreen renewal provision at the Citizen's discretion and is priced at 50 basis points with a standard applicable issuance fee.

                               PERFORMANCE GRAPH

     Set forth below is a stock performance graph which shows the change in market value of $100 invested on December 31, 1997, in Textron common stock, Standard & Poor's 500 Stock Index and a peer group index. The cumulative total shareholder return assumes dividends are reinvested. Textron is a global, multi-industry company with market-leading operations in five business segments -- Aircraft, Industrial Components, Industrial Products, Fastening Systems and Finance. The peer group consists of 18 companies in comparable industries in the following Standard & Poor's 500 price index industry groups: aerospace/defense -- The Boeing Company, General Dynamics Corporation, Lockheed Martin Corporation and Northrup Grumman Corporation; auto parts & equipment -- ITT Industries, Inc. and TRW Inc.; defense electronics -- Raytheon Company; diversified machinery -- Dover Corporation; diversified manufacturing -- Crane Co., Honeywell International, Inc., Illinois Tool Works Inc., Johnson Controls Inc., Tyco International LTD. and United Technologies Corporation; electrical equipment -- Rockwell International Company; specialized manufacturing -- Millipore Corporation, Pall Corp. and Parker Hannifin Corp. The companies in the indices are weighted by market capitalization.

                                      LOGO

----------------------------------------------------------------------------------------------------------------------
                                Dec. 31,       Dec. 31,       Dec. 31,       Dec. 31,       Dec. 31,       Dec. 31,
                                  1997           1998           1999           2000           2001           2002
----------------------------------------------------------------------------------------------------------------------
 Textron Inc.                   $100.00        $123.47        $126.72        $ 78.77        $ 72.10         $77.02
----------------------------------------------------------------------------------------------------------------------
 S&P 500                        $100.00        $128.58        $155.64        $141.46        $124.65         $97.10
----------------------------------------------------------------------------------------------------------------------
 Peer Group                     $100.00        $105.42        $111.63        $137.41        $123.46         $98.28
----------------------------------------------------------------------------------------------------------------------

             AMENDMENT TO THE TEXTRON 1999 LONG-TERM INCENTIVE PLAN

     The Textron 1999 Long-Term Incentive Plan, approved by the shareholders on April 28, 1999, and subsequently amended with shareholder approval on April 25, 2001 and April 24, 2002, was established as part of a continuing program to attract, retain and motivate key employees. Through the grant of awards based on Textron's long-term performance, the plan has increased the personal involvement of officers and other selected employees in Textron's continued growth and success. The number of shares of restricted stock remaining available for grant under the plan is not sufficient to continue to make awards at levels consistent with the objective of Textron's program to attract, retain and motivate key employees. The Board of Directors has adopted a further amendment to the plan, subject to shareholder approval, increasing the total number of restricted stock available for grant. The principal features of the amended plan are described below.

     The amended plan authorizes the granting of awards to key employees of Textron and its related companies in any one or more of the following forms: (i) options to purchase Textron common stock, (ii) performance share units, payable only in cash, and (iii) restricted stock; and to directors who are not full-time employees of Textron, its divisions or its subsidiaries in the form of options to purchase Textron common stock.

     The total number of shares of Textron common stock for which options may be granted under the amended plan is 14,000,000, of which 3,350,143 are available for grant, and the maximum number of stock options that may be granted to any individual in any calendar year is 150,000, in each case subject to adjustment as described below. Shares of Textron common stock issued upon exercise of options may be either authorized but unissued shares or previously issued shares held in the treasury. The maximum number of performance share units which may be granted under the amended plan is 2,000,000, of which 427,103 are available for grant, and the maximum number of performance share units that may be granted to any individual for any award period is 120,000 in each case subject to adjustment as described below. Performance share units are payable only in cash. The maximum number of shares of restricted stock which may be granted under the amended plan is 2,000,000, of which 1,600,000 are available for grant, and the maximum number of shares of restricted stock which may be granted to any individual in any one calendar year is 200,000. The closing price of Textron common stock as reported for New York Stock Exchange Composite Transactions on March 3, 2003, was $36.12.

     The amended plan will be administered by the Organization and Compensation Committee of the Board of Directors, which will determine the key employees and non-employee directors to whom awards will be granted, the form and amount of awards, the dates of grant and the terms and provisions of each award (which need not be identical). The committee members will certify that they are "outside directors" under the Internal Revenue Code definition. The Board of Directors may delegate the committee's responsibilities to one or more officers or committees of Textron, but all decisions concerning the amended plan that relate to executive officers of Textron will be made by the committee.

STOCK OPTIONS

     The amended plan provides for both incentive stock options, as defined in
Section 422 of the Internal Revenue Code, and non-qualified options.

     All options granted under the amended plan will be evidenced in writing. Each option will be at a purchase price per share of not less than 100% of the fair market value of Textron common stock at the time the option is granted. The purchase price must be paid in full at the time of exercise. The purchase price may be paid in cash, in shares of common stock with a value equal to the exercise price or in a combination thereof. The term of each option will be for such period as the committee determines, but no option may be exercised later than ten years after the date of grant.

     The amended plan contains a provision allowing the plan to be modified to comply with local country laws.

     If an optionee ceases to be an employee or a director during the term of an option, the optionee may exercise the option within specified periods after such termination. Discharge or removal for cause, however, terminates all option rights immediately. In the case of the death of an optionee, the option may be exercised by the optionee's estate within one year after death or until expiration of the option, whichever occurs first. During an optionee's lifetime, options may be exercised only by the optionee or the optionee's legal guardian or representative.

PERFORMANCE SHARE UNITS

     Performance share units are valued for payment purposes at the market value of Textron common stock on the date the performance share units are earned and payable only in cash.

     All performance share unit grants under the amended plan will be evidenced in writing. In making each grant of performance share units, the committee will establish the applicable performance targets or measures. With respect to performance share units based on performance targets, the committee will establish targets only in terms of one or more of the following: Textron's return on invested capital, return on equity, economic profit, cash flow, shareholder value, net operating profit after taxes, adjusted net income, net operating profit margin or earnings per share. Additionally, attainment of a primary performance target will result in the earning of 100% of the value of the performance share units related to that target. Failure to attain a minimum performance target will result in the failure to earn any performance share units related to that performance target. Attainment between the primary and minimum performance targets will result in earning a portion of the performance share units related to those performance targets determined by a pre-established mathematical formula. The committee may determine an award less than that determined by the formula but may not, however, determine an award more than that derived by the formula. Performance measures may be expressed in terms of any standard, financial or otherwise, as the committee may determine. In addition, stretch targets related to return on invested capital will be established. Such targets will provide the participants with the opportunity to earn up to an additional 30% of the value of the performance share units. Performance share units related to one or more performance measures shall be earned only as determined by the committee and may not exceed more than 130% of the value of such units. For purposes of determining whether performance targets have been met, the committee may equitably restate Textron's return on invested capital, return on equity, earnings per share or any other performance targets to take into account the effect of acquisitions, dispositions, extraordinary and non-recurring events, restructurings, recapitalizations, stock dividends, stock splits or other similar events or any change in accounting practices, tax laws or other laws or regulations that significantly affect Textron's financial performance. Payment of earned performance share units will be in cash in an amount equal to the product of the number of performance share units granted, the current value of Textron common stock for the date on which the performance share units have been earned and the percent of the award earned. Prior to making such payment, the committee will certify that the goals have been attained or satisfied.

     In the case of the death, disability or normal or early retirement of a grantee more than one year into an award period, performance share units may continue to be earned on a pro rata basis. In other cases in which Textron employment ends more than one year into an award period, a former employee will continue to earn related performance share units on a pro rata basis only as determined by the committee. Upon any termination of employment for less than acceptable performance, all outstanding performance share units will be cancelled.

RESTRICTED STOCK

     A restricted stock award represents an award made in shares of Textron common stock. The terms of an award will be set forth in a written agreement. Such terms may include, but are not limited to, continued employment with Textron and/or achievement of performance goals. With respect to restricted stock based on performance targets, the committee will establish targets only in terms of one or more of the following:

Textron's return on invested capital, return on equity, economic profit, cash flow, shareholder value, after-tax profit, adjusted net income, net operating profit or earnings per share.

     The committee may provide that a restricted stock award earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or credited to a grantee's account. Any crediting of dividends or dividend equivalents may be made subject to such restrictions and conditions as the committee may establish, including reinvestment in additional shares or share equivalents.

     In 2003, the Board granted restricted stock units which are payable only in cash to Textron's executive and certain other officers. If the amended plan is approved by the shareholders, the Board has authorized the exchange of those previously granted restricted stock units for shares of restricted stock. The following table sets forth the number of shares authorized for the exchange. The dollar value ($) reported in the table below is based on $36.12, which was the closing price of Textron common stock on March 3, 2003. In addition to the shares reported in the table below, Textron anticipates granting additional shares of restricted stock to other eligible employees in 2003.

                                                                DOLLAR      NUMBER
                            NAME                               VALUE($)    OF SHARES
                            ----                               --------    ---------
L.B. Campbell...............................................  $1,191,960      33,000
T.R. French.................................................     433,440      12,000
J.D. Butler.................................................     252,840       7,000
M.L. Howell.................................................     252,840       7,000
T. O'Donnell................................................     252,840       7,000
All current executive officers as a group...................   2,383,920      66,000
All current non-employee directors as a group...............           0           0
All other officers and employees as a group.................   1,535,100      42,500

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the Federal income tax consequences with respect to incentive options, non-qualified options, performance share units and restricted stock.

     Incentive Options

     An optionee will not realize taxable income and Textron will not receive any deduction at the time of a grant or exercise of incentive options. If shares acquired upon the exercise of incentive options are not disposed of within two years from the date of grant, nor within one year from the date of exercise, any gain or loss realized upon disposition of the shares will be treated as long-term capital gain or loss. If the shares received upon exercise of an incentive option are disposed of prior to the end of the applicable holding periods described above, the difference between: (a) the lesser of the fair market value of the shares on the date of exercise or the price received upon disposition of the shares and (b) the exercise price will be taxable to the optionee as ordinary income in the year in which such disposition occurs, and Textron will be entitled to a deduction in the amount of such ordinary income recognized by the optionee. Any further gain or loss upon disposition will be treated as short-term or long-term capital gain or loss depending on the holding period of the shares. If incentive options are exercised with Textron common stock previously owned by the optionee, such exercise will not be considered a taxable disposition of the previously owned stock unless such stock was itself received on exercise of incentive options and the holding periods described above for the exchanged stock have not been satisfied. To the extent that the aggregate option price of an optionee's incentive options which become exercisable in any year exceeds $100,000, such options will be treated as non-qualified options. If incentive options are exercised more than three months after the optionee's employment with Textron has ended, the incentive options will be treated as non-qualified options. For purposes of the alternative minimum tax only, the excess of the fair market value of the shares at the time of exercise of incentive options over the option price will be treated as additional income unless such shares are disposed of in the year of exercise.

     Non-qualified Options

     An optionee will not recognize taxable income and Textron will not receive any deduction at the time of a grant of non-qualified options. Upon the exercise of non-qualified options, the excess of the fair market value on the date of exercise of the shares received over the exercise price for such shares will be taxable to the optionee as ordinary income, and Textron will be entitled to a deduction at that time for the amount of such ordinary income recognized by the optionee. The subsequent sale of such shares by the optionee will be treated as short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the fair market value of the shares at the time of exercise. If options are exercised with Textron common stock previously owned by the optionee, such exercise will not be considered a taxable disposition of the previously owned stock and no gain or loss will be recognized with respect to such stock upon such exercise. If additional shares are received by the optionee, the excess of the fair market value of all of the shares received over the sum of the fair market value of all of the shares surrendered and any cash payment made by the optionee upon exercise will be taxable as ordinary income to the optionee and will be deductible by Textron.

     Performance Share Units

     An employee will not recognize taxable income and Textron will not receive any tax deduction by reason of the grant or award of a performance share unit. The employee will recognize ordinary income equal to the cash paid to the employee at the time a performance share unit is earned and paid, and Textron will be entitled to deduction for the amount of such ordinary income recognized by the employee.

     Restricted Stock

     An employee will not recognize taxable income and Textron will not receive any tax deduction by reason of the grant of restricted stock. However, when restrictions on restricted stock lapse there are federal income tax consequences. Generally, the fair market value of the stock will not be taxable to the grantee as ordinary income and Textron will not receive a tax deduction until the year in which the grantee's interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. However, the grantee may elect to recognize income when the stock is received. If this election is made, the amount taxed to the grantee as ordinary income and deducted by Textron is determined as of the date of receipt of the restricted stock.

     Section 162(m) of the Internal Revenue Code

     See summary under the heading "Tax Considerations" on page 14 for a description of the implications of Section 162(m) of the Internal Revenue Code.

GENERAL

     The maximum number of shares of Textron common stock that may be subject to options, the maximum number of performance share units and restricted stock available for grant, the number of shares of common stock covered by each outstanding option and the price per share thereof, and the maximum number of options and shares of restricted stock that may be granted to any individual employee will be adjusted in the event of a recapitalization, stock dividend, stock split or other similar event. In addition, shares which are subject to options which expire unexercised or which are terminated or cancelled will be added to the remaining maximum number of shares of Textron common stock that may be subject to options. Performance share units granted under the plan which are terminated or unearnable for any reason, will be added to the remaining number of performance share units available for grant, shares of restricted stock granted under the plan which are terminated or on which the restrictions will not lapse for any reason, will be added to the remaining number of shares of restricted stock available for grant under the plan.

     The Board of Directors may at any time terminate the amended plan or any part thereof and may from time to time further amend the amended plan as it may deem advisable, but the Board may not, without shareholder approval, increase the aggregate number of shares of Textron common stock which may be issued under the amended plan (except as such number may be adjusted in the event of a recapitalization, stock dividend, stock split or similar event), extend the period during which an incentive option may be exercised beyond ten years, or materially increase the benefits with respect to grants. Termination or amendment of the plan may not, without the consent of the participant, affect the participant's rights under an award previously granted.

     Awards granted under the amended plan are not assignable or transferable by the recipient thereof, except by will or by the laws of descent and distribution.

     The amended plan provides that outstanding options will be exercisable immediately and in full, all outstanding performance share units will be deemed earned and payable immediately and in full, and all shares of restricted stock will vest immediately in the event of certain changes in control of Textron described in the amended plan, unless determined otherwise by the committee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ADOPTION OF THE AMENDMENT TO THE TEXTRON 1999 LONG-TERM INCENTIVE PLAN (ITEM 2 ON THE PROXY
CARD).

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee has selected the firm of Ernst & Young LLP to audit Textron's consolidated financial statements for 2003, and recommends to the shareholders ratification of the appointment of Ernst & Young LLP as independent auditors for 2003. If this resolution is defeated, the Audit Committee will reconsider its selection. A representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP (ITEM 3 ON THE PROXY CARD).

                              SHAREHOLDER PROPOSAL

     Mercy Consolidated Asset Management Program, Dominican Sisters of Hope, Sisters of Mercy of the Americas, school sisters of Notre Dame of St. Louis, Sisters of Charity, BVM, Trinity Health and the General Board of Pension and Health Benefits of the United Methodist Church have notified Textron that they intend to propose the following resolution at the 2003 annual meeting of shareholders (the addresses of, and the number of shares held by, each of the proponents can be obtained upon request from Textron's corporate secretary):

     RESOLVED: Shareholders request the Company to disclose all significant promises (including technology transfers), made to foreign governments or foreign firms in connection with foreign military sales, intended to offset their U.S. dollar cost of weapons purchased by foreign nations.

     The proponents have submitted the following statement in support of this proposal:

     Definitions

          Offsets are agreements by U.S. military manufacturers and the U.S. government to direct some benefits -- usually jobs or technology -- back to the purchasing country as a condition of sale. The value of offsets sometimes exceeds the weapons' cost.

          Direct offsets transfer purchasing dollars and/or work and military technology (often through licensing or joint production) to the recipient country to produce a U.S. weapons system, its components, or sub-components.

          Indirect offsets may involve investments in the purchasing country, counter-trade agreements to market foreign goods, or transfers of commercial technology.

          U.S. taxpayers finance offsets by paying for the research and development of weapons and providing grants, loans and loan guarantees for the sale. Offsets also lead to the loss of U.S. jobs.

     Textron

          In Fiscal Year 2001, Textron was ranked as 22nd among Department of Defence contractors with $534 billion in contracts (Government Executive, August 2002).

     Are Offset Agreements Proprietary?

          The U.S. arms industry guards information on offsets closely, claiming "proprietary privilege." However, purchasing countries often disclose such information for their own political purposes, e.g., to convince their citizens that they are gaining some tangible benefits from the millions or billions of dollars spent on arms.

          The proponents believe that insofar as U.S. arms manufacturers engage in foreign policy by negotiating private offset agreements with foreign governments, and export domestic jobs while claiming that foreign military sales create jobs, they forfeit their proprietary claims to this information. Sound public policy demands transparency and public debate on these matters.

     Offset Examples

          In 1999, two U.S. companies offered lucrative production-sharing contracts with Israeli military manufacturers, in connection with bidding on a contract with Israel.

          Between 1993 and 1998 U.S. defense companies entered into new offset agreements valued at $21 billion in support of $38.5 billion worth of defense export sales. For every dollar a U.S. company received from an arms sale associated with offsets, it returned, on average, 54.5 cents worth of offset obligations to the purchasing country ("Offsets in Defense Trade, May 2001," Commerce Department).

          1998 data shows that U.S. prime defense contractors reported 41 new offset agreements valued at $1.8 billion in support of $3.1 billion in export contracts.

     Arms Exports Don't Create Jobs

          The faith-based proponents submit this resolution because arms exports do not create jobs. A study of a sample of 1993-1998 defense offset transactions found that they resulted in the loss of $2.3 billion in work, (or 25,300 work-years), which would have gone to U.S. firms and their workers if the export sales had been made without offsets. (Status Report of the Presidential Commission on Offsets in International Trade, 2001).

          Current weapons proliferation and the export of jobs and technology through offsets raise profound moral and ethical, as well as fiscal, questions that shareholders should address.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

     The Board feels strongly that this proposal is contrary to the best interests of Textron, its shareholders and its employees.

     Textron is subject to the laws and regulations of the United States Government, which restrict the export of military goods, software and technology. A foreign military sale may only be made when the United States Government has determined that the sale, including all terms and conditions relating to the sale, is consistent with the national security, foreign policy and economic interests of the United States. Textron has in place extensive procedures to ensure that all foreign military sales are made in strict compliance with all applicable United States laws and regulations. Textron already includes in its Annual Report to shareholders information on its foreign military sales, including the amount of such sales, the types of products involved and the specific countries to which the majority of sales were made. The additional disclosures requested by the proposal would be of limited use to the great majority of Textron's shareholders, but could provide Textron's competitors with valuable information regarding Textron's sales procedures, personnel matters and contract terms.

     ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL (ITEM 4 ON THE PROXY CARD).

                    OTHER MATTERS TO COME BEFORE THE MEETING

     The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, it is intended that the persons named in and acting under the enclosed form of proxy or their substitutes will vote thereon in accordance with their best judgment.

        SHAREHOLDER PROPOSALS AND OTHER MATTERS FOR 2004 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 2004 annual meeting of shareholders must be received by Textron on or before November 13, 2003, for inclusion in the proxy statement and form of proxy relating thereto. Textron's By-Laws contain provisions which impose certain additional requirements upon shareholder proposals.

     In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by Textron in advance of the meeting. Under Textron's By-Laws, such notice must be received not less than 90 nor more than 120 days before the anniversary date of the immediately preceding annual meeting of shareholders (but if the annual meeting is called for a date that is not within 30 days of the anniversary date, then the notice must be received within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made) or between December 25, 2003, and January 24, 2004, for the 2004 annual meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in Textron's proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority by Textron.

                                            By order of the Board of Directors,

                                            /s/ Frederick K. Butler
                                            Frederick K. Butler
                                            Vice President Business Ethics and
                                            Corporate Secretary

March 13, 2003

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE YOUR PROXY VIA INTERNET OR TELEPHONE (SEE ENCLOSED PROXY
CARD) OR FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED.

                                 [TEXTRON LOGO]

                                ANNUAL MEETING OF
                              TEXTRON SHAREHOLDERS

                      WEDNESDAY, APRIL 23, 2003, 10:30 A.M.

                         RHODE ISLAND CONVENTION CENTER
                                ONE SABIN STREET
                            PROVIDENCE, RHODE ISLAND

         You can submit your proxy by mail, by telephone or through the Internet. Please use only one of the three response methods.

                                    BY MAIL

                            Mark, sign and date your
                          proxy card and return it in
                           the enclosed envelope to:
                              Wachovia Bank, N.A.
                             Attn: Proxy Tabulation
                            NC-1153 P.O. Box 217950
                            Charlotte, NC 28254-3555

                                       Or

                                  BY TELEPHONE

                       (Available only until 5:00 pm EDST
                               on April 20, 2003)
                        Call toll free 1-866-209-1705 on
                      any touch-tone telephone to authorize
                       the voting of your shares. You may
                       call 24 hours a day, 7 days a week.
                        You will be prompted to enter the
                        control number in the box below;
                           then just follow the simple
                                  instructions.

                                       Or

                             THROUGH THE INTERNET

                       (Available only until 5:00 pm EDST
                               on April 20, 2003)
                              Access the website at
                        HTTPS://WWW.PROXYVOTENOW.COM/TXT
                   to authorize the voting of your shares. You
                  may access the site 24 hours a day, 7 days a
                     week. You will be prompted to enter the
                   control number in the box below; then just
                         follow the simple instructions.





             IF YOU VOTE BY TELEPHONE OR BY INTERNET, PLEASE DO NOT
                           MAIL BACK THIS PROXY CARD.

                            - FOLD AND DETACH HERE -
-------------------------------------------------------------------------------

[X]    PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED BELOW, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4, OR IF THE CARD CONSTITUTES VOTING INSTRUCTIONS TO A SAVINGS PLAN TRUSTEE, THE TRUSTEE WILL VOTE AS DESCRIBED IN THE PROXY STATEMENT.

             THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE
                NOMINEES LISTED BELOW AND FOR PROPOSALS 2 AND 3.


1. Election of                            FOR*          WITHHELD FROM ALL
   Directors                              [ ]                  [ ]

*Except vote withheld from the following nominee(s):


-----------------------

NOMINEES:

(01) Teresa Beck
(02) Lewis B.Campbell
(03) Lawrence K. Fish
(04) Joe T. Ford


Change of address/ comments on reverse side.      [ ]

2. Amendment to Textron 1999 Long-Term Incentive Plan       FOR           AGAINST      ABSTAIN

                                                            [ ]           [ ]          [ ]

3. Ratification of appointment of independent auditors      [ ]           [ ]          [ ]





THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 4.

4. Shareholder proposal relating to Foreign Military Sales     FOR          AGAINST      ABSTAIN

                                                               [ ]            [ ]          [ ]



PLEASE SIGN EXACTLY AS NAME(S) APPEAR ON THE REVERSE SIDE. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.


----------------------------------------------

----------------------------------------------
SIGNATURE(S)                              DATE

                                 [TEXTRON LOGO]

                                 ANNUAL MEETING

                                       OF

                              TEXTRON SHAREHOLDERS


                         RHODE ISLAND CONVENTION CENTER
                                ONE SABIN STREET
                            PROVIDENCE, RHODE ISLAND



                                IMPORTANT NOTICE

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, VOTE, SIGN, DATE AND RETURN YOUR PROXY,
 OR SUBMIT YOUR VOTE BY INTERNET OR BY TELEPHONE AS SOON AS POSSIBLE. BY DOING
        SO, YOU MAY SAVE TEXTRON THE EXPENSE OF ADDITIONAL SOLICITATION.

                            - FOLD AND DETACH HERE -
-------------------------------------------------------------------------------


                                  TEXTRON INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 23, 2003

THE UNDERSIGNED HEREBY APPOINT(S) LEWIS B.CAMPBELL, TERRENCE O'DONNELL AND FREDERICK K. BUTLER, OR ANY ONE OR MORE OF THEM, ATTORNEYS WITH FULL POWER OF SUBSTITUTION AND REVOCATION TO EACH, FOR AND IN THE NAME OF THE UNDERSIGNED WITH ALL THE POWERS THE UNDERSIGNED WOULD POSSESS IF PERSONALLY PRESENT, TO VOTE THE SHARES OF THE UNDERSIGNED IN TEXTRON INC. AS INDICATED ON THE PROPOSALS REFERRED TO ON THE REVERSE SIDE HEREOF AT THE ANNUAL MEETING OF ITS SHAREHOLDERS TO BE HELD APRIL 23, 2003, AND AT ANY ADJOURNMENTS THEREOF, AND IN THEIR OR HIS DISCRETION UPON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE SAID MEETING.

THIS CARD ALSO CONSTITUTES VOTING INSTRUCTIONS TO THE TRUSTEES UNDER THE TEXTRON SAVINGS PLANS TO VOTE, IN PERSON OR BY PROXY, THE PROPORTIONATE INTEREST OF THE UNDERSIGNED IN THE SHARES OF COMMON STOCK OF TEXTRON INC. HELD BY THE TRUSTEES UNDER THE PLANS, AS DESCRIBED IN THE PROXY STATEMENT.

                                       (CHANGE OF ADDRESS/COMMENTS)

                         -------------------------------------------------------

                         -------------------------------------------------------

                         -------------------------------------------------------

                         -------------------------------------------------------
                        (IF YOU HAVE WRITTEN IN THE ABOVE SPACE, PLEASE MARK THE
                         CORRESPONDING BOX ON  THE REVERSE SIDE OF THIS CARD.)

                                                                     SEE REVERSE
                                                                            SIDE